  EXHIBIT 99

EMC INSURANCE GROUP INC.
DECLARES 117th CONSECUTIVE
QUARTERLY CASH DIVIDEND

DES MOINES, Iowa (March 8, 2011) – On March 7, 2011, the Board of Directors of EMC Insurance Group Inc. (NASDAQ OMX/GS: EMCI) declared a quarterly dividend of $0.19 per share of common stock payable March 24, 2011 to shareholders of record as of March 17, 2011. This is the one hundred and seventeenth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly held company in February 1982.

EMC Insurance Group Inc. is the publicly-held insurance holding company of Employers Mutual Casualty Company (Employers Mutual), a multiple-line property and casualty insurance company. Employers Mutual is an Iowa mutual insurance company licensed in all 50 states and the District of Columbia. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate are referred to as the “EMC Insurance Companies.”  For more information, visit our website at www.emcins.com.